UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 5, 2014

AVAYA INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

4655 Great America Parkway
Santa Clara, California	95054
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 953-6000
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On February 5, 2014 (the “Closing Date”), Avaya Inc. (the “Company”), Citibank, N.A., as Administrative Agent, and the lenders party thereto entered into Amendment No. 8 to Credit Agreement (the “Cash Flow Amendment”), pursuant to which that certain Third Amended and Restated Credit Agreement, dated as of December 21, 2012, as amended as of February 13, 2013, and as further amended as of March 12, 2013, among the Company, Avaya Holdings Corp. (“Holdings”), Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, the lenders party thereto from time to time and the other agents named therein (the “Cash Flow Credit Agreement”), was amended.
Pursuant to the Cash Flow Amendment, the Company refinanced in full all senior secured term B-5 loans outstanding under the Cash Flow Credit Agreement on the Closing Date with the cash proceeds from the Company’s borrowing of approximately $1,138 million aggregate principal amount of senior secured term B-6 loans under the Cash Flow Credit Agreement.  In addition, the Company paid (i) $15 million in cash for certain fees and expenses incurred in connection with the refinancing and (ii) $18 million in cash for interest accrued through the date of the refinancing. The new senior secured term B-6 loans mature on March 31, 2018, which was the same date on which the refinanced senior secured term B-5 loans were scheduled to mature.
The new tranche of senior secured term B-6 loans bears interest at a rate per annum equal to either a base rate (subject to a floor of 2.00%) or a LIBOR rate (subject to a floor of 1.00%), in each case plus an applicable margin. Subject to the floor described in the immediately preceding sentence, the base rate is determined by reference to the higher of (1) the prime rate of Citibank, N.A. and (2) the federal funds effective rate plus one half of 1%. The applicable margin for borrowings of senior secured term B-6 loans is 4.50% per annum with respect to base rate borrowings and 5.50% per annum with respect to LIBOR borrowings, in each case, subject to increase pursuant to the Cash Flow Credit Agreement in connection with the making of certain refinancing, extended or replacement term loans under the Cash Flow Credit Agreement with an Effective Yield (as defined in the Cash Flow Credit Agreement) greater than the applicable Effective Yield payable in respect of the senior secured term B-6 loans at such time plus 0.50%.
Any voluntary prepayment, and certain mandatory prepayments, of principal of the senior secured term B-6 loans, or any amendment to the terms of the senior secured term B-6 loans, the primary purpose of which is to effect a Term B-6 Repricing Transaction (as defined in the Cash Flow Credit Agreement), in each case, after the Closing Date and on or prior to the sixth month anniversary of the Closing Date, will be subject to payment of a 1.0% premium on the aggregate principal amount of the senior secured term B-6 loans so prepaid or amended.
The foregoing description of the Cash Flow Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Cash Flow Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Exhibit Name

10.1	Amendment No. 8 to Credit Agreement, dated as of February 5, 2014, among Avaya Inc., Citibank, N.A., as Administrative Agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: February 11, 2014	By:	/s/ David Vellequette
Name: David Vellequette
Title: Chief Financial Officer